Exhibit 5.1

February 8, 2012

Telular Corporation
311 South Wacker Drive, Suite 4300
Chicago, Illinois 60606-6622

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Telular Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 1,000,024 shares (the “Shares”)  of common stock, par value $0.01 per share (the “Common Stock”) of the Company to certain investors (collectively, the “Selling Stockholders”) pursuant to that certain Agreement and Plan of Merger, dated as of December 3, 2011 (the “Merger Agreement”).  This opinion is being furnished to you in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of the resale of the Shares by the Selling Stockholders on a registration statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”).  The Shares may be sold by the Selling Stockholders from time to time to or through brokers, dealers or other agents or directly to other purchasers in one or more market transactions, in one or more private transactions, or in a combination of such methods of sale, at prices then prevailing, at prices related to such prices, or at negotiated prices.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed further that the certificates for the Shares conform to the specimen filed as an exhibit to the Registration Statement and have been duly countersigned by the transfer agent of the Company’s Common Stock and duly registered by the registrar of the Company’s Common Stock.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ COVINGTON & BURLING LLP